March 18, 1996




Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N. W.
Washington, D. C.  20549

Re:  Hibernia Corporation
     Current Report on Form DEF 14A

Dear Sirs:

        Pursuant to Rule 14a-6( ) of the Securities Exchange Act of 1934, attached for filing via EDGAR is a definitive copy of the proxy statement, form of proxy and all other soliciting material, for the Company's 1996 Annual Meeting of Shareholders to be held on April 23, 1996. These materials are first being mailed to shareholders of the Company on March 18, 1996. We are also simultaneously mailing for filing with the New York Stock Exchange five copies of these materials.

        Thank you for your assistance. If you have any questions in this regard, please call me at (504) 533-2486.

                                         Very truly yours,


                                         /s/ PATRICIA C. MERINGER
                                         Patricia C. Meringer
                                         Secretary and Associate Counsel

PCM/gbp
Enclosure

cc:  Joseph Lomnicky
     Ron E. Samford, Jr.
     Stephen D. M. Schuetz

                           March 14, 1996




Dear Fellow Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Hibernia Corporation at 10 a.m. Tuesday, April 23, 1996. A formal notice setting forth the business to come before the meeting and a proxy statement are enclosed. The meeting will be held in the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana. Free parking will be available in the parking lot at 222 Loyola Avenue. If you park in this lot, please bring your parking ticket stub to the meeting so that it can be validated for you.

        At the meeting you will be asked to elect five directors, each for a three-year term, and to ratify the appointment of Ernst &
Young LLP as independent auditors for 1996. Your Board of Directors recommends a vote "FOR" each proposal.

        Regardless of the number of shares you own, it is very important that you vote them at the meeting, either in person or by proxy. Whether or not you are able to attend, please take a moment now to sign, date and mail the enclosed proxy in the postage-paid envelope so that your vote may be counted.

        Thank you for your cooperation and continued support.

                                         Sincerely,



                                         /s/ STEPHEN A. HANSEL
                                         Stephen A. Hansel
                                         President
                                         and Chief Executive Officer

PROXY                                                        PROXY
                        HIBERNIA CORPORATION

               P. O. Box 61540     New Orleans, Louisiana  70161

                     SOLICITED BY BOARD OF DIRECTORS
                   FOR ANNUAL MEETING, APRIL 23, 1996

        The undersigned hereby appoints Susan Klein, Patricia C. Meringer and Gary L. Ryan, or any of them (each with full power to act alone and with power of substitution), proxies for the undersigned to vote all shares of Hibernia Corporation (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 23, 1996, and at any adjournment or postponement thereof, as indicated on the reverse of this proxy, and, in their discretion, on such other matters as may properly come before the meeting, and the undersigned acknowledges receipt of the Company's notice and accompanying Proxy Statement.

        This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted "FOR" the nominees named in Proposal 1 (including any substitute nominee) and "FOR" Proposal 2. All shareholders are encouraged to read the Proxy Statement that accompanies this proxy card carefully for further information concerning each of the Proposals.

        1.      ELECTION OF DIRECTORS

                (a) ____ FOR all nominees listed below, except as otherwise indicated.

                (b) ____ WITHHOLD AUTHORITY to vote for all nominees listed below.

INSTRUCTION: If you wish to withhold authority selectively to vote for any individual nominee, strike a line through the nominee's name below:

NOMINEES TO SERVE UNTIL THE 1999 ANNUAL MEETING OF SHAREHOLDERS:

Robert T. Holleman, Hugh J. Kelly, Sidney W. Lassen, William C.
O'Malley, Janee M. "Gee" Tucker

        2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR HIBERNIA CORPORATION, THE BOARD OF DIRECTORS, HOWEVER, RESERVING THE RIGHT TO CHANGE INDEPENDENT AUDITORS.

    ____ FOR             (b) ____ AGAINST                 (c) ____ ABSTAIN

                                        The undersigned hereby revokes all
                                        proxies heretofore given in
                                        connection with the 1996 Annual
                                        Meeting.

                                        PLEASE SIGN, DATE AND RETURN IN
                                        ENCLOSED ENVELOPE

                                        Dated:___________ __, 1996





                                        Note:  Please sign exactly as
                                        name(s) appear(s) above.  Joint
                                        owners should each sign.  When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.

              [INCLUDED ON CARDS SENT TO HIBERNIA EMPLOYEES]

                   TWO HIBERNIA BENEFITS CAN HELP YOU
                     WITH YOUR RETIREMENT PLANNING

RETIREMENT SECURITY PLAN (RSP)

Always one of the most popular employee benefits, the RSP now can be an even more attractive way to build a retirement nestegg.

- Choose from eight investment funds, twice as many as before:
Life Cycle Funds managed by Federated Retirement Plan Services and
Hibernia funds.

- Receive a dollar from Hibernia for every dollar you contribute, at no cost to you.

- Reach 100% vesting in five years.

- Divide your RSP dollars among funds in 10% increments instead of 25%.

- Transfer funds daily and track the value of your investments, all by using a toll-free telephone number.


EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

Hibernia's ESOP allows the company to recognize your faithful service by helping you build a portfolio of Hibernia stock. It costs you nothing.

- Contributions to your account come completely from Hibernia.

- Hibernia stock is allocated to your account in proportion to your total compensation, including salary, bonuses and overtime.

- Balances are vested 100% after five years.

- Enrollment is automatic on the first day of the calendar quarter after 12 months of service.

For more information, call Benefits at 504-533-5517, or Ext. 35517.

                              HIBERNIA
                            CORPORATION

             [INCLUDED ON CARDS SENT TO REGISTERED HOLDERS]

FOR ALL THE ANSWERS ABOUT YOUR HIBERNIA STOCK...

Chemical Mellon Shareholder Services*, which maintains shareholder records for Hibernia, can answer a variety of questions about your account and provide other services, too.

Just call or write if you want to:

- Change your address
- Report lost or stolen dividend checks or stock certificates
- Receive tax information
- Participate in the dividend reinvestment plan
- Change the name in which stock is registered, or make a gift of your stock
- Consolidate accounts
- Eliminate duplicate mailings
- Verify the number of shares you own
- Make optional cash payments to purchase additional Hibernia stock

IT'S EASY

Just call toll-free:  800-814-0305

Or write to:  Chemical Mellon Shareholder Services
              Securityholder Relations Department
              85 Challenger Road, Overpeck Centre
              Ridgefield Park, NJ  07660

For information on Hibernia's dividend reinvestment and stock purchase plan, write to:

              Chemical Mellon Shareholder Services
              Dividend Reinvestment Department
              P. O. Box 750
              Pittsburgh, PA  15230-9625

                           HIBERNIA
                         CORPORATION

*Chemical Mellon Shareholder Services is transfer agent, registrar, paying agent, exchange agent and reinvestment plan agent for the stock of Hibernia Corporation.

GET YOUR HIBERNIA DIVIDENDS EVEN FASTER WITH DIRECT DEPOSIT
            To sign up or receive information, call toll-free:
                            800-814-0305

                                           HIBERNIA CORPORATION
                                              P. O. Box 61540
                                       New Orleans, Louisiana 70161

                                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                              April 23, 1996

TO HIBERNIA SHAREHOLDERS:

        Notice is hereby given that the Annual Meeting of Shareholders of Hibernia Corporation (the "Company") will be held in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana, at 10:00 a.m. on Tuesday, April 23, 1996, for the following purposes:

        1. Election of five persons to serve as Directors of the Company until the 1999 Annual Meeting of Shareholders or until their successors are elected and qualified.

        2. Ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for 1996.

        3. Such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Only shareholders of record at the close of business on March 1, 1996 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

        All shareholders are encouraged to read the accompanying Proxy Statement carefully for further information concerning the proposals that will be presented at the Annual Meeting and prior to completion of the enclosed proxy card.

        Please sign and date the enclosed proxy and return it in the envelope provided as promptly as possible. A proxy may be revoked at any time, as described in the accompanying Proxy Statement.

                                         By Order of the Board of Directors



                                         Patricia C. Meringer
                                         Secretary

New Orleans, Louisiana
March 14, 1996

                            HIBERNIA CORPORATION
                               P.O. Box 61540
                        New Orleans, Louisiana 70161



                              PROXY STATEMENT


                                      ANNUAL MEETING OF SHAREHOLDERS

                              April 23, 1996

                  PROXY SOLICITATION AND VOTING OF PROXIES


        Your proxy is solicited by the Board of Directors (the "Board of Directors" or "Board") of Hibernia Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual
Meeting") to be held on Tuesday, April 23, 1996 in the Auditorium of the Hibernia Center, 1111 Tulane Avenue, New Orleans, Louisiana and any adjournment or postponement thereof. This Proxy Statement is being furnished in connection with the Annual Meeting.

        Only shareholders of record as of the close of business on March 1, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of that date, there were 122,078,786 shares of Class A Common Voting Stock, no par value (the "Common Stock") issued, 122,078,311 shares of Common Stock outstanding, constituting the only class of outstanding voting securities, and 455 shares of Common Stock held in the Company's Treasury. Each share is entitled to one vote on all matters to come before the meeting.

        To the best knowledge of the Board of Directors of the Company, as of March 14, 1996, no individual or group of individuals has reported to the Securities and Exchange Commission that he or they beneficially owned more than 5% of the Company's outstanding Common Stock except as described below.

        The Prudential Insurance Company of America ("Prudential") filed a Schedule 13G with the Securities and Exchange Commission ("SEC") on September 9, 1993 and amended that Schedule on February 9, 1996 stating that, as of December 31, 1995, Prudential beneficially owned more than 5% of the Company's outstanding Common Stock. Prudential's filing states that it beneficially owned 6,932,815 (5.7%) shares of the Company's Common Stock (which includes the shares owned by Jennison discussed below), primarily through separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or affiliates. Jennison Associates Capital Corp., a subsidiary of Prudential, has filed a separate Schedule 13G, which was amended on February 1, 1996 and indicated that Jennison beneficially owned 6,835,000 shares (5.6%) of the Company's Common Stock at that time, which shares are included in the shares disclosed in Prudential's Schedule 13G.
Both filings certify that those securities were acquired in the ordinary course of its business and not with the purpose or effect of changing or influencing the control of the Company.
Prudential's mailing address is Prudential Plaza, Newark, New
Jersey 07102-3777.

        The approximate date of mailing of this Proxy Statement and the accompanying form of proxy is March 14, 1996.

        Shares of Common Stock represented by any unrevoked proxy in the accompanying form, if properly executed and received prior to the Annual Meeting, will be voted as specified in that proxy.
Proxies for which no specification is made will be voted FOR the election of the nominees listed herein under "Election of Directors" and in favor of Proposal 2.

        Shares represented by a proxy that is marked "Abstain" as to any proposal will not be considered a vote in favor of or against the proposal so marked. Broker nonvotes (in which brokers fail to vote shares on behalf of beneficial owners) will not be treated as present or represented at the meeting.

        A proxy is revocable by written notice to the Secretary of the Company at any time prior to its exercise or by delivery of a later dated proxy. A proxy may also be revoked by a shareholder attending and voting in person at the meeting.

                         VOTING PROCEDURES

        Election of Directors. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward that nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy as to which the shareholder properly withheld authority to vote for the nominee (including broker nonvotes) will not be counted toward the nominee's achievement of a plurality.

        Other Matters. For purposes of the Annual Meeting, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the meeting for a particular matter is required for the matter to be deemed an act of the shareholders. With respect to abstentions, the shares are considered present at the meeting for the proposal, but, because they are not affirmative votes for approval of the proposal, they will have the same effect as votes cast against the proposal. With respect to broker nonvotes, the shares are not considered present at the Annual Meeting for the proposal as to which the broker withheld authority. Consequently, broker nonvotes are not counted with regard to the proposal, but they have the effect of reducing the number of affirmative votes required to approve the proposal, because they reduce the total number of shares present or represented, from which a majority is calculated.

                     ELECTION OF DIRECTORS

        Shareholders of the Company are being asked to elect five individuals to serve as Directors of the Company until the 1999
Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified. These individuals are identified below.

        Pursuant to the Bylaws of the Company, the Board of Directors has fixed the number of Directors at 22 divided into three approximately equal classes with terms expiring in successive years. Upon the retirement of Messrs. Amoss, Goodwin and Williamson at the Annual Meeting, discussed below, the number of Directors will be reduced to 19.

        Under the Company's Bylaws, a Director who has attained the age of 71 is generally required to retire at the next Annual
Meeting of Shareholders. Under certain circumstances the Board of Directors may permit a Director to remain in office beyond that time and until expiration of his term as a Director.

        W. James Amoss, Jr., Robert L. Goodwin and Ernest L.
Williamson have reached the age of 71 and, pursuant to the Bylaws of the Company, will retire as Directors as of the Annual Meeting.

        The Board of Directors has nominated the five individuals who are listed below under the caption "Nominees for Election Until
1999 Annual Meeting" to serve as Directors until the 1999 Annual Meeting. All these persons are currently Directors of the Company, and three of these individuals were elected by the shareholders at previous annual meetings.

        Mr. O'Malley and Mrs. Tucker were elected to the Board on May 23, 1995 to fill vacancies created when the Board increased the number of Directors on that day.

        Certain information concerning the nominees and those Directors whose terms of office continue after the 1996 Annual Meeting is set forth below. Should any nominee for election as a Director be unable or unwilling to serve, the persons named in the accompanying proxy will vote for the other nominees and any substitute nominees as may have been nominated by the Board of Directors. The Board has no reason to believe that any nominee will be unable or unwilling to serve.

Nominees for Election until 1999 Annual Meeting

Name, age, present position,                                      Amount and
principal occupation and                 Year first               nature of
directorships in other                   became                   beneficial      Percent
public companies (1)                     Director (2)             ownership (3)   of Class

Robert T. Holleman (65)                  1986                      51,898 (4)         *
Independent Geologist (oil
and gas exploration).  Chair-
man, CamAm Industries, USA, Ltd.
Chairman of Hibernia National Bank's
Lafayette City Board of Directors

Hugh J. Kelly (70)                       1978                      23,380 (4)         *
President, Chief Executive
Officer and Director (Retired),
Ocean Drilling & Exploration
Company (oil and gas exploration
and production, offshore contract
drilling and diving).  Director,
Central Louisiana Electric Company,
Chieftain International, Inc.
and Tidewater Inc.

Sidney W. Lassen (61)                    1985                     249,204 (5)(6)      *
Chairman of the Board and
Chief Executive Officer,
Sizeler Realty Co., Inc.
(shopping center development) and
Sizeler Property Investors, Inc.
(real estate investment trust).

William C. O'Malley (59)                 1995                       6,000 (7)         *
Chairman of the Board and
Chief Executive Officer,
Tidewater Inc. (offshore marine
transportation, air and gas
compression services, shipyard
facilities and containerized shipping).

Janee M. "Gee" Tucker (49)               1995                       5,116 (7)         *
President and Chief Operating
Officer, Tucker and Associates, Inc.
(management consulting).




Directors Whose Terms Continue After 1996 Annual Meeting

Directors Whose Terms Continue Until the 1997 Annual Meeting

Name, age, present position,                                      Amount and
principal occupation and                 Year first               nature of
directorships in other                   became                   beneficial      Percent
public companies (1)                     Director (2)             ownership (3)   of Class

J. Terrell Brown (56)                    1986                      22,736 (4)(8)      *
President, Chief Executive
Officer and Director,
United Companies
Financial Corporation
(financial services).  Director,
Sizeler Properties.

Dick H. Hearin (61)                      1986                      92,781 (4)(9)      *
Managing Partner, Hearin
Properties (real estate
investments).

Donald J. Nalty (62)                     1966                     260,422 (10)        *
Vice Chairman and Director of
Hibernia Corporation and
Hibernia National Bank.

Robert T. Ratcliff (53)                  1994**                    13,928 (11)        *
President and Chief Executive
Officer, Ratcliff Construction
Company, Inc. (commercial and
industrial construction).  Director,
Central Louisiana Electric Company, Inc.

Virginia E. Weinmann (66)                1994***                   35,762 (12)        *
Personal Investments and
Proprietor, Waverly Enterprises
(investments).

Robert E. Zetzmann (67)                  1965                     203,781 (4)         *
Properties and Investments.
Prior to October 1990,
Mr. Zetzmann was President,
Zetz 7-Up Bottling Co., Inc.
(manufacturer and distributor
of carbonated beverages).


Directors Whose Terms Continue Until the 1998 Annual Meeting

Name, age, present position,                                      Amount and
principal occupation and                 Year first               nature of
directorships in other                   became                   beneficial      Percent
public companies (1)                     Director (2)             ownership (3)   of Class

Robert H. Boh (65)                       1968                      89,121 (4)(13)     *
Chairman, and former President
and Chief Executive
Officer, Boh Bros.
Construction Co., LLC
and Boh Company LLC (construction).
Director, Tidewater Inc. and BellSouth
Telecommunications, Inc.

J. Herbert Boydstun (49)                 1994                     487,398 (14)        *
Chairman, Northeast and
South Central Regions,
Hibernia Corporation and
Hibernia National Bank.
Previously, from 1982 to 1994,
President and Director
First National Bank of
West Monroe and its holding
company, First Bancorp of
Louisiana, Inc.+

E. R. "Bo" Campbell (55)                 1995                     4,456,901 (15)  3.65%
Chairman, Northwest Region,
Hibernia Corporation and
Hibernia National Bank.
Previously, from 1977 to 1992,
President, and from 1992 to 1994,
Chairman of the Board,
Pioneer Bank & Trust Company
(Shreveport) and its holding
company, Pioneer Bancshares
Corporation.++

Richard W. Freeman, Jr. (57)             1981                      67,006 (4)         *
Personal Investments and
Proprietor, Oak Hill Ranch
(livestock ranching). Director,
WHIMS, Inc. (livestock herd
management computer software).
Managing Partner, Tidewater Enter-
prises (real estate).



Stephen A. Hansel (48)                   1992                     1,354,630 (16)      *
President and Chief Executive
Officer, Hibernia Corporation
and Hibernia National Bank.
Previously, from 1985 to 1992,
Senior Executive Vice President
and Chief Financial Officer,
Barnett Banks, Inc., Jacksonville,
Florida (multi-bank holding company).

Elton R. King  (49)                      1994                       7,662 (7)(17)     *
President - Louisiana
BellSouth Telecommunications, Inc.
(public utility).

Duke Shackelford (69)                    1994                     214,784 (7)(18)     *
President
Shackelford Co., Inc.,
Bastrop, Louisiana+++
(cotton production and
distribution).  Director,
Entergy Corporation.

James H. Stone (70)                      1983                       8,938 (19)        *
Chairman of the Board and
Chief Executive Officer,
Stone Energy Corporation
(oil and gas exploration and
production).  Director, Newpark
Resources, Inc.

+       Mr. Boydstun was elected to the Board after First Bancorp of Louisiana, Inc. merged with and into the
Company.

++      Mr. Campbell was elected to the Board after Pioneer Bancshares Corporation merged with and into the
Company.

+++     Mr. Shackelford was elected to the Board after Bastrop National Bank was merged with and into the Bank.

**      Mr. Ratcliff has been a member of Hibernia National Bank's Alexandria City Board of  Directors since
1987.

***     Mrs. Weinmann served as a Director of the Company from 1977-1989 and resigned from the Board at that time for personal reasons.


Certain Executive Officers

Robert W. Close                                                   107,666 (20)        *

K. Kirk Domingos III                                               57,054 (21)        *

B.D. Flurry                                                        32,765 (22)        *

J. Herbert Boydstun                                                ****


All Directors and Named Executives
 As a Group                                                       7,848,933       6.35%**

_______________________

   *      Less than 1 percent
   ****   Mr. Boydstun is also a Director; see his listing elsewhere.
    **     Calculated based upon the actual number of shares outstanding on
 March 1, 1996 plus the shares subject to currently exercisable options.

        All share amounts included in the foregoing table include shares which the individual has the right to acquire within 60 days of the date of this Proxy Statement. For purposes of this table, options are currently exercisable if they are exercisable within this time period.

        Information is given for the executive officers listed in the Summary Compensation Table on page 10 who are the four highest paid executive officers of the Company and its subsidiaries other than Mr. Hansel, who is also a Director. Information for Mr. Hansel is included elsewhere in this stock ownership table. The executive officers listed here, including Mr. Hansel, are sometimes referred to in this Proxy Statement as the "named executives."

    (1) Except as otherwise indicated, all Directors and nominees held the position(s) indicated or another senior executive position with the same entity, one of its affiliates or a predecessor corporation for the past five years.

    (2) Year given is year in which the individual first became a Director of the Company or of Hibernia National Bank.

    (3) Except as otherwise indicated, stock ownership information given is as of March 1, 1996.

    (4) Includes options to purchase 8,321 shares which are currently exercisable.

    (5) Includes options to purchase 6,766 shares which are currently exercisable.

    (6) Includes 4,703 shares and 4,902 shares, respectively, held by each of two trusts of which Mr. Lassen is a trustee and as to which Mr. Lassen has sole voting power. Mr. Lassen disclaims beneficial ownership of the shares held by these trusts. Also includes 5,491 shares owned by Mr. Lassen's wife as to which he disclaims beneficial ownership, 71,088 shares beneficially owned by a limited liability company of which Mr. Lassen is the operating manager and in which his wife owns an approximate 26% interest and 71,088 shares beneficially owned by a limited partnership of which Mr. Lassen is the manager of the general partner and in which Mr. Lassen's wife owns an approximate 27% interest.

    (7) Includes options to purchase 5,000 shares which are currently exercisable.

    (8) Includes 14,166 shares owned by a corporation as to which Mr. Brown shares voting and investment power.

    (9) Includes 386 shares held by a corporation of which Mr. Hearin is President and as to which he has sole voting and investment power. Also includes 1,584 and 20,932 shares held in trusts of which Mr. Hearin is co-trustee with Hibernia National Bank. Mr. Hearin disclaims beneficial ownership of the shares held in those trusts.

   (10) Includes 45,292 shares credited to Mr. Nalty as of December 31, 1995 under the Company's Retirement Security Plan, Annual Stock Bonus Plan, Tower Stock Bonus Account and Pension Equalization Plan, options to purchase 58,836 shares that are currently exercisable and 6,601 shares of restricted stock over which Mr. Nalty has sole voting power and limited dispositive power.

   (11) Includes 6,300 shares owned by a corporation of which Mr. Ratcliff is president and chief executive officer. Also includes options to purchase 7,500 shares which are currently exercisable.

   (12) Includes 3,397 shares held in Mrs. Weinmann's son's name but owned beneficially by Mrs. Weinmann, and 7,727 shares owned by Mrs. Weinmann's husband as to which she disclaims beneficial ownership. Also includes options to purchase 7,500 shares which are currently exercisable.

   (13) Includes 15,742 shares owned by Mr. Boh's wife as to which he disclaims beneficial ownership.

   (14) Includes 131,101 shares held in the employee stock ownership plan of First Bancorp of Louisiana, Inc. (which has been terminated) and 745 shares held in the Company's Retirement Security Plan as of December 31, 1995. Also includes 2,500 shares held as custodian for Mr. Boydstun's daughter, 2,500 shares held as custodian for Mr. Boydstun's son and 2,500 shares held by Jennifer Boydstun, a dependent of Mr. Boydstun.

   (15) Includes 1,700 shares held in the Company's Retirement Security Plan as of December 31, 1995 and 1,327,100 shares held by family members over which Mr. Campbell has voting power only.

   (16) Includes 35,741 shares held by Mr. Hansel's wife as to which he disclaims beneficial ownership. Also includes 4,384 shares held as of December 31, 1995 in the Company's Retirement Security Plan, 400 shares held as custodian for Mr. Hansel's children, options to purchase 1,210,012 shares which are currently exercisable and 48,860 shares of restricted stock over which Mr. Hansel has sole voting power and limited dispositive power.

   (17) Includes 504 shares held in a KEOGH Plan of which Mr. King is the administrator.

   (18) Includes 10,713 shares held in the name of Shackelford Co., Inc., of which Mr. Shackelford is president and 81,470 shares owned by Mr. Shackelford's wife as to which he disclaims beneficial ownership.

   (19)    Includes 66 shares held in trusts for the children of Mr.
Stone as to which he disclaims beneficial ownership. Also includes options to purchase 6,250 shares which are currently exercisable.

   (20) Includes 89 shares held in the Company's Annual Stock Bonus Plan, 19,538 shares held in the Company's Retirement Security Plan and 5,721 shares held in the Company's Pension Equalization Plan as of December 31, 1995. Also includes options to purchase 64,668 shares that are currently exercisable, 293 shares held in trust for the benefit of, and 128 shares held by, Mr. Close's wife and 16,502 shares of restricted stock over which Mr. Close has voting power and limited dispositive power.

   (21) Includes 104 shares held as custodian for Mr. Domingos' daughter and 92 shares held as custodian for Mr. Domingos' son. Also includes 3,989 shares held in the Company's Retirement Security
Plan and 88 shares held in the Company's Annual Stock Bonus Plan as of December 31, 1995, options to purchase 40,781 shares that are currently exercisable and 10,000 shares of restricted stock over which Mr. Domingos has voting power and limited dispositive power.

   (22) Includes 12,200 shares held as custodian for Mr. Flurry's children and 765 shares held in the Company's Retirement Security Plan as of December 31, 1995.


Board Meetings and Committees

   The Audit Committee of the Board of Directors of the Company supervises the Company's internal audit function and general auditor, directs an examination of the Company's affairs at least annually and reviews regulatory examination reports on the Company and its subsidiaries, internal audit reports and audit reports issued by the Company's independent auditors. The members of this Committee during 1995 were Messrs. Kelly (Chairman), Amoss, Goodwin, Hearin, King, Lassen, Zetzmann and Mrs. Weinmann and, beginning in April 1995, Mr. Holleman and, beginning in May 1995, Mr. O'Malley. During 1995, the Audit Committee held nine meetings.

   The Executive Compensation Committee of the Board of Directors reviews and recommends salaries, bonuses and other compensation of certain officers of the Company and its subsidiaries, reviews and approves compensation plans and policies for employees of the Company and its subsidiaries and administers the Company's executive compensation plans. The Executive Compensation Committee also supervises compliance by the Company and its subsidiaries with laws and regulations relating to the hiring, promotion and welfare and benefits of employees of the Company and its subsidiaries and recommends management development and succession plans for the Company and its subsidiaries. The members of the Executive Compensation Committee during 1995 were Messrs. Stone (Chairman), Brown, Goodwin, Hearin, King and Williamson and, until his retirement in April 1995, Brooke H. Duncan; through April 1995, Mrs. Weinmann; and, beginning in May 1995, Mr. O'Malley, each of whom is an independent director. The Executive Compensation Committee held six meetings during 1995.

   The Executive Committee of the Board of Directors has all of the power and authority of the Board of Directors except any power and authority that has been delegated to another committee of the Board or that may not by law be delegated to a committee of a board of directors. Messrs. Boh (Chairman), Amoss, Brown, Hansel, Kelly, Lassen and Stone and, beginning in April 1995, Mr. Campbell, were members of the Executive Committee during 1995. The Executive Committee held one meeting during 1995.

   The Board Governance Committee of the Board of Directors was formed in January 1995 and screens and recommends potential candidates for membership on the Board, recommends terms of office for directors and the number of directors to comprise the full Board, recommends retirement policies for nonemployee directors, reviews the performance of directors, monitors the orientation process for new directors and reviews and recommends modifications to the Company's system of compensation for directors. The members of the Board Governance Committee during 1995 were Messrs. Zetzmann (Chairman), Freeman, Kelly, King and Ratcliff and Mrs. Weinmann and, beginning in May 1995, Mr. Holleman. The Board Governance Committee held four meetings during 1995.

   The Credit Committee of the Board of Directors of Hibernia National Bank (the "Bank"), a wholly-owned subsidiary of the Company, oversees the Bank's lending and credit functions including, among other things, review and approval of the overall credit policies and procedures of the Bank and lending authorities and exceptions. Subject to approval by the Board of Directors of the Bank, the Credit Committee also reviews and approves policy and methodology for the Reserve for Possible Loan Losses and certain aspects of the Bank's strategic plans. The members of the Credit Committee during 1995 were Messrs. Brown (Chairman), Boydstun, Campbell, Freeman, Nalty, Ratcliff, Shackelford, Stone and Williamson; until April 1995, Mr. Holleman; beginning in May 1995, Mrs. Tucker; and until his retirement in April 1995, Mr. John P. Laborde. The Credit Committee held nine meetings during 1995.

   The Trust Committee of the Board of Directors of the Bank exercises general oversight of the Trust activities of the Bank. The members of the Trust Committee during 1995 were Messrs. Campbell (Chairman, beginning in April 1995), Boydstun, Freeman, Nalty and Shackelford; beginning in May 1995, Mrs. Tucker; until their retirement in April 1995 Mr. Laborde (Chairman) and Mr. Brooke H. Duncan; and, until April 1995, Messrs. Holleman and Ratcliff. The Trust Committee held four meetings in 1995.

   During 1995, there were ten meetings of the Company's Board of Directors. All of the Company's Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees of which they were members during the year.

Executive Compensation and Benefit Plans

Annual Compensation

   The following table sets forth the names and positions of, and compensation paid by, the Company and its subsidiaries during or with respect to 1995 to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer.



SUMMARY COMPENSATION TABLE


Name and                          Annual Compensation           Long-Term Compensation                   All Other Compensation
Principal                                                                         Awards
Position
                                                                          Securities              LTIP
                                                                          Underlying              Payouts(1)
                                                                          Options/SARs
                        Year              Salary            Bonus

Stephen A. Hansel(2)    1995              $500,000          468,000       125,000                 $335,913                 $40,382
President and           1994               450,000          405,000       656,026                                           39,227
Chief Executive Officer 1993               450,000          303,750       642,666                                           39,464

Robert W. Close(3)      1995               225,000          130,000        55,000                  167,956                  21,527
Senior Executive        1994               192,000          112,500        50,000                                           21,010
Vice President,         1993               156,000           92,000        45,000                                           21,195
Regional Chairman,
Southeast Louisiana

K. Kirk Domingos III(4) 1995               180,000           75,000        40,000                  100,774                  20,536
Senior Executive        1994               165,000          100,000        30,000                                           19,930
Vice President          1993               145,000           62,500        30,000                                           19,751

J. Herbert Boydstun(5)  1995               170,000           80,000        30,000                        0                   7,500
Regional Chairman,      1994                64,167                0             0                        0                       0
Southcentral/Northeast
Louisiana

B.D. Flurry (6)         1995               186,000           75,000        25,000                        0                   7,500
President/Shreveport-Bossier


(1) The value of restricted shares awarded upon payout of the Company's 1993-94 Performance Share Awards Plan, based upon a closing price on the day of grant of $6.875 per share.

(2) Includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Hansel to the Retirement Security Plan ("RSP") and the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Hansel (a portion of the premium for which is paid by Mr. Hansel).

(3) Includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Close to the RSP and the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Close (a portion of the premium for which is paid by Mr. Close).

(4) Includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Domingos to the RSP and the actuarial value of a split-dollar life insurance policy provided by the Company to Mr. Domingos (a portion of the premium for which is paid by Mr. Domingos).

(5) Mr. Boydstun joined the Company as an executive officer in August 1994. Includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Boydstun to the RSP.

(6) Mr. Flurry joined the Company in January 1995 and became an executive officer in February, 1996. Includes in "All Other Compensation" contributions made by the Company on behalf of Mr. Flurry to the RSP.


Stock Option and Stock Appreciation Rights ("SAR") Grants

        The Company granted stock options to each of the named executives during 1995, as well as to other employees of the Company. Mr. Hansel's options were granted at the discretion of the Executive Compensation Committee. All of the named executives (including Mr. Hansel) and employees who received stock options were granted options under the Long-Term Incentive Plan. All of these stock options have vesting schedules that permit exercise of 50% of the shares to which the options relate two years after the date of grant, as to an additional 25% of the shares three years after the date of grant and as to the remaining shares four years after the date of grant. The options terminate ten years after their date of grant if they have not been previously exercised. In addition, the options become immediately exercisable as to all shares to which they relate upon certain changes of control of the Company. No change of control for this purpose has occurred as of the date of this Proxy Statement. All of the stock options granted to all employees during 1995 were nonqualified stock options.

        The Company has not granted any SARs in connection with any outstanding options and did not grant any SARs during 1995.

        The following table sets forth the stock options granted to Messrs. Hansel, Close, Domingos, Boydstun and Flurry during 1995 and certain other information relating to those options. The amounts included in the "Grant Date Value" column of the table are the respective present values of the options on the date of grant, as determined using the Black-Scholes option valuation model.

        The following assumptions were used in calculating these values:

        (a) all options would be held for the entire 10-year term;
        (b) a risk-free rate of 7.82%;
        (c) a dividend yield of 2.6%; and
        (d) stock price volatility of 30%.

The risk-free rate used is the 10-year Treasury rate on the date the options were granted, reflecting both the 10-year term of the options and the fact that they are being valued as of a specified point in time (the date of grant). The value determined in accordance with the calculation was then adjusted downward by 5% to reflect the nontransferability of the option (because the valuation model assumed transferability). The value was further adjusted downward by 8.3% (3% per year) to reflect the risk of termination of the option as a result of the extended vesting schedule.

        The assumptions described above are only assumptions, and, therefore, the actual risk-free rate, dividend yield and volatility may vary from the model. If the actual amounts differ from the assumptions, the value of the options shown in the table would change as well. Consequently, the amounts included in the Grant Date Value column of the table do not necessarily reflect either the future stock value or the amount that the named executives may realize upon exercise of their options and/or ultimate sale of the shares acquired in the exercise. Any gain recognized by a named executive on exercise of his option(s) and sale of all or any portion of the underlying shares may be greater or lesser than the amounts shown in the table.

              Option/SAR Grants in Last Fiscal Year

                                                       Grant Date
                   Individual Grants                     Value


(a)         (b)        (c)          (d)         (e)        (f)

                       % of
            Number     Total
            of         Options/
            Securities SARs
            Underlying Granted to   Exercise                Grant
            Options/   Employees    or Base     Expira-      Date
            SARs       in Fiscal    Price       tion      Present
Name        Granted    Year         ($/Sh)      Date       Value$

Mr. Hansel  125,000     8.07%       6.9375     1/23/05   $277,500

Mr. Close    55,000     3.55%       6.9375     1/23/05    122,100

Mr. Domingos 40,000     2.58%       6.9375     1/23/05     88,800

Mr. Boydstun 30,000     1.94%       6.9375     1/23/05     66,600

Mr. Flurry   25,000     1.61%       6.9375     1/23/05     55,500

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR
Values

        None of Messrs. Hansel, Close, Domingos, Boydstun or Flurry exercised any stock options during 1995. In addition, none of those individuals hold any SARs, and no SARs were exercised by any of them during 1995.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR
Values

                   Number of
                   Securities
                   Underlying
                   Unexercised              In-the-Money
                   Options/SARs at          Options/SARs at
                   Fiscal-Year End          Fiscal-Year End ($) (1)
                               (#)
                   Exercisable(E)/          Exercisable(E)/
Name               Unexercisable(U)         Unexercisable(U)

Mr. Hansel            1,210,013(E)          $ 5,264,660(E)
                        613,679(U)            1,971,473(U)

Mr. Close               64,668(E)               222,870(E)
                        91,250(U)               320,781(U)

Mr. Domingos            40,781(E)               142,821(E)
                        62,500(U)               221,875(U)

Mr. Boydstun                 0(E)                     0(E)
                        30,000(U)               114,375(U)

Mr. Flurry                   0(E)                     0(E)
                        25,000(U)                95,313(U)

___________________________
        (1)     For each option, the value is determined as follows:
[number of shares subject to option] times [$10.75 - exercise price per share]. The $10.75 price was the closing market price of the Company's Common Stock on December 31, 1995. As of March 1, 1996, all of the options granted to each named executive are "in-the-money".

Long-Term Incentive Plan Awards

        The Company's 1993-94 Performance Share Awards Plan was paid out in January 1995. At that time, awards of restricted stock were made to senior and executive managers based upon the performance of the Company during the 1993 and 1994 fiscal years. An aggregate of 371,094 shares of restricted stock were awarded to fifty-three employees (including the named executives) under this plan. The value of the awards to the named executives are included in the column entitled "LTIP Payouts" in the Summary Compensation Table that appears on page 10 in this Proxy Statement.

        In July 1995, the Executive Compensation Committee approved a Performance Share Awards Plan that would result in the issuance of restricted stock to the named executives and certain other members of executive and senior management of the Company if certain performance-based goals are met. These awards may be granted in early 1998, but will only be awarded if the Company achieves certain performance objectives during the three-year period ending on December 31, 1997. The factors determining whether the awards are earned have not been numerically weighted, consistent with the Company's belief that all of the performance measures are significant. However, two of the measures are "fail-safe" measures, which, if not met, will result in no awards being granted under the plan.

        The performance measures to be analyzed in determining awards under the plan are capital adequacy (leverage ratio), asset quality (coverage ratio, which is the ratio of the reserve for possible loan losses to nonperforming loans) and earnings per share.
Capital and asset quality measures are the fail-safe factors and will be compared to the Company's peer group of bank holding companies. Earnings per share will be measured on an absolute basis.

        In addition, the appreciation in the Company's stock price over the period, as compared with the appreciation in the stock prices of its peer group companies, may result in an adjustment of the number of shares to be granted under the plan. The aggregate number of shares to be granted under the plan may be increased by up to 25% based on the Company's stock price appreciation. Also, the number of shares to be granted may be reduced, in the discretion of the Executive Compensation Committee, in any amount, including a reduction to zero. Even if both fail-safe measures are met, and earnings per share achieved would otherwise result in 100% payout of the shares under the plan, the Executive Compensation Committee has the discretion to reduce grants if the Company's stock price performance does not compare favorably to that of its peers. The Committee also has the discretion to make adjustments to the individual awards to executives and senior officers based upon changes in the job responsibilities of those individuals over the measured period. In the event of a change of control during the performance period, the plan will vest on a pro rata basis, and the end of the performance period for this purpose will be the calendar quarter immediately preceding the change of control.

        Shares issued under the plan will be restricted as to transferability during employment with the Company to prevent the transfer of the shares except for use as payment in an exercise of a stock option. However, tax will be due from the recipient when the awards are granted, and the recipient will be responsible for paying those taxes, either in cash or through withholding of shares to pay the taxes.

        The following table shows the number of Performance Shares that may be earned by the named executives pursuant to the plan.


Name             Period        Threshold(1)     Target(2)       Maximum

Mr. Hansel       1995-1997     20,500           82,000          102,500
Mr. Close        1995-1997     10,000           40,000           50,000
Mr. Domingos     1995-1997      6,875           27,500           34,400
Mr. Boydstun     1995-1997      6,875           27,500           34,400
Mr. Flurry       1995-1997      6,000           24,000           30,000


(1) Assumes the fail-safe measures are met and that the minimum level of earnings per share is achieved, without an adjustment upward or downward based on stock price appreciation.
(2) Assumes the fail-safe measures are met and that the maximum level of earnings per share is achieved, without an adjustment upward or downward based on stock price appreciation.

Compensation of Directors

        During 1995, each Director of the Company who was not also an officer of the Company or the Bank received a $12,600 retainer, $900 for attendance at each meeting of the Board of Directors, and $900 for attendance at each meeting of a committee of the Board of Directors of the Company or the Bank. The Chairman of the Board of Directors and the chairman of each committee of the Board of Directors received $1,200 for attendance at each meeting of the committee he chaired. Beginning in 1996 the amounts of the meeting fees were increased to $1,200, $1,200 and $1,500, respectively, as a result of the decrease in the number of Board meetings scheduled to be held.

        The Chairman of the Board and the Vice Chairman of the Board are paid annual retainers of $30,000 and $25,000, respectively, in addition to the $12,600 retainer received by all Directors described above.

        The Company maintains a deferred compensation plan for Directors pursuant to which a Director may defer payment of fees receivable by him or her for service as a Director, with deferred amounts accruing interest at a rate equal to that paid by the Bank on its retail Tower account offered to the public in the New Orleans area.

Employment Agreements and Change of Control Arrangements

        Mr. Hansel serves as President and Chief Executive Officer of the Company pursuant to a written employment agreement with the Company which was effective as of March 26, 1992 and which was described in detail in the Company's Proxy Statement relating to its 1993 Annual Meeting of Shareholders.

        The agreement includes an initial term of three years, with automatic renewals each year beginning in 1993 for an additional year. As a result, the agreement's initial term, which would have otherwise expired in March 1995, was extended for an additional year in each of the years from 1993-1996 and is now scheduled to expire in March 1999. The agreement is expected to be renewed in 1997, thereby extending its term to March 2000.

        None of the other named executives serves pursuant to an employment agreement, except Mr. Boydstun and Mr. Flurry, each of whom executed an employment agreement with the Company when the Company merged with the respective banks of which they served as president prior to the merger. Both contracts provide for the payment of the annual salaries reflected in the Summary Compensation Table, bonuses and incentives in the discretion of the Company and entitlement to certain other benefits available to employees in similar positions within the Company, as well as a noncompetition agreement in favor of the Company. Each of these contracts has a three-year term which will expire during 1997.

        Each of the named executives other than Mr. Hansel has a change of control employment agreement with the Company that, among other things, assures the individual of at least two years' employment (or payment for that period) in the event of a change of control of the Company. Those agreements permit the individuals to resign one year after the change of control and be paid for the remaining term of the contract. Mr. Hansel's contract includes similar provisions that protect his income through the unexpired term of his contract in the event of a change of control of the Company.

        Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

        During 1995, the members of the Executive Compensation Committee were Messrs. Stone (Chairman), Brown, Goodwin, Hearin, King, Williamson and, until his retirement in April 1995, Brooke H. Duncan; through April 1995, Mrs. Weinmann and, beginning in May, 1995, Mr. O'Malley. None of these individuals was an officer or employee of the Company or any of its subsidiaries during 1995, and none of these individuals is a former officer of the Company or any of its subsidiaries.

        A subsidiary of United Companies Financial Corporation ("United Companies"), of which Mr. Brown is president and chief executive officer, makes insurance products available to the Bank for sale to its customers, and pays the Bank commissions on sales to Bank customers. The aggregate fee income received by the Bank as a result of these sales during 1995 was approximately $423,357.

               REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
                      BACKGROUND AND OVERALL POLICY

        The Company's current compensation program was developed in 1992 and has been refined since that time in response to the Company's improvement in operating results and to the overall market conditions affecting the Company's peer group of regional banks. The primary objectives of this program have not changed since that time and have been described in the reports of this Committee in previous years.

Competitive Market

        Executive and senior management are recruited from a national labor market of other banking organizations. Salary rates for these positions are developed by considering the responsibility of each position relative to comparable positions in other organizations of similar size that compete in similar businesses and business lines with the Company. The CEO's compensation is determined based upon an analysis of compensation provided by a peer group of regional bank holding companies. This peer group is identical to the group used to measure the Company's stock performance in the Stock Performance Graphs that appear on pages 21 and 22 in this Proxy Statement. (See "Change in Peer Group", below in this report for a discussion of a change in the peer group used in 1995 from previous years.) The Committee believes that the CEO's position is the only position that is truly comparable among the members of the peer group, and consequently, it is the only position within the Company that is compared solely to the peer group for purposes of this analysis.

        Middle management and professional staff are generally recruited from financial institutions in Louisiana and surrounding states but in some cases are recruited nationally. The Company establishes salary rates for these positions by comparing them to similar positions in other banks but also emphasizes the experience level of the individual more than the size of the employing organization in this process.

        Nonexempt and supervisory positions are recruited from a local labor market. The Company establishes salary rates relative to other banks and similar positions (such as customer service positions) in local companies.

Base Salaries

        Consistent with its objective to minimize fixed expenses, the Committee increases salaries for all executive and senior management employees of the Company at a slower rate than the rate at which comparable salaries in the market are increasing. This principle was applied in granting salary increases, if any, in 1994 and 1995, and is expected to be applied in the future. Bonuses will occasionally be paid to entice new executive and senior managers to join the Company, and these bonuses are considered when determining the overall compensation for those individuals.

        The compensation strategy for the Company's Senior Executive Vice Presidents is the same as the strategy for the rest of executive management, with salaries established at a level that does not exceed the midpoint of the market rate for the position.
In addition, one other member of executive management was promoted to a position that included a significant increase in responsibilities, and his salary was adjusted to reflect that change.

        Salaries for executive management (including the named executives) are set at a level that does not exceed the midpoint of the market rate for the particular job. During 1995, executives were paid at a rate that was an average of 13% below the market rate. Senior management salaries are set at a level which during 1995 was an average of 9% below the relevant market rates.

        Salaries for other employees in the Company are set within a range of competitive rates and will be managed so that the largest increases go to the individuals who exhibit superior performance and those whose pay is lowest relative to the market. Total increases for this group will be consistent with competitive trends within the applicable market.

Annual Cash Incentives

        The Committee believes that executive incentives must balance short-term and long-term objectives and that long-term focus is best achieved through long-term stock ownership, which is provided through grants under the Company's Long-Term Incentive Plan.
However, to encourage short-term decisions that result in positive long-term performance of the Company and to compensate managers for those decisions, the Committee also believes that managers should be rewarded through annual cash bonuses. Annual cash bonuses for this group are not based upon the market price of the Company's stock and therefore will not necessarily increase or decrease with the price of the Company's stock. The factors affecting cash bonuses paid for 1995, in addition to individual performance, are discussed further below. (See "Company Performance in 1995.")

        Similarly, the Committee believes that annual cash incentives should balance the results achieved by an individual and the Company's overall results. In designing annual cash incentive plans, the Company has rewarded employees below the middle-management level primarily based on the results of their performance and the performance of their respective business units. At higher levels of the organization, annual cash bonuses are based largely on the overall performance of the Company, partly on the performance of his or her business unit and partly on an individual's own performance. Accordingly, some incentive awards will be paid (particularly to lower-level employees) even in years when the Company has not met its overall performance objectives. However, the awards granted to executive management will be most closely related to the overall results achieved by the Company, and, as a result, executive management is not likely to receive significant cash incentives in years in which the Company's overall performance has not been consistent with or better than pre-established long- and short-term objectives.

        Annual cash incentive award opportunities are designed so that the award for target or planned performance combined with base salary will produce cash compensation about equal to the market median. Performance significantly exceeding planned objectives will produce total cash compensation between the median and the 75th percentile of the market rate for competitive positions.

        The total awards paid to executive and senior management and an individual executive's specific award are not derived from specific formulas. Rather, the Committee approves an overall total pool of annual cash incentives. The aggregate amount of the pool is determined based upon a number of performance factors for the Company, including net income, asset quality, earnings per share, capital adequacy, profitability and similar factors. The distribution of the pool of funds among members of executive and senior management is based upon an assessment of the performance of each individual's business unit as well as his or her individual performance. The CEO recommends specific awards for executive management based upon his assessment of their business unit and individual performance. The Committee participates in this assessment and approves each specific award. Similarly, the executive managers as a group evaluate the performance of each of the senior managers and recommend awards for those individuals, which awards are approved by the CEO.

        The Company maintains a variety of other cash incentive plans applicable to employees at all levels of the organization whose performances have a measurable impact on business unit performance. These are business-unit specific plans that reward sales and service efforts, with a significant proportion devoted to retail sales and trust and brokerage referrals.

Company Performance in 1995

        The Company's performance during 1995 showed continued improvement over previous years, particularly in the key areas of capital adequacy, asset quality and earnings per share. The Company's leverage ratio (its primary measure of capital strength) improved substantially from 8.90% at year-end 1994 to 9.75% at year-end 1995. The Company's coverage ratio (the ratio of its reserve for possible loan losses to nonperforming loans), its leading indicator of asset quality, also improved dramatically in 1995 to 861% from 559% at year-end 1994. Finally, earnings per share improved markedly in 1995, from $.80 at December 31, 1994 to $1.05 at December 31, 1995. The Company's performance in two of these categories exceeded the performance established in its profit plan for 1995.

The Company's performance in 1995 was also marked by:
        - a 30% increase in earnings to the highest level in Hibernias history;
        - a 23% increase in loans;
        - an improved efficiency ratio (ratio of noninterest expense to net interest income and fee income); and
        - a 39% increase in the market value of the Company's stock from year-end 1994 to year-end 1995.

        In addition, a pending shareholder class action suit was settled within the established reserves, eliminating a significant contingent liability. Franchise expansion continued in 1995, with the completion of four mergers and corresponding improvement in loan and deposit market shares statewide. Management and service initiatives instituted in 1995 have already begun to add value to the Company's operations.

Cash Bonuses for 1995

        Based upon the performance of the Company and the executive managers during 1995, the Committee approved cash bonus awards totaling $1,518,000 for the 18 members of executive management (including the CEO). Total awards for executive management include an award of $468,000 for Mr. Hansel. This compares to total awards to the 18 members of executive management in 1994 of $1,437,000 (including a $405,000 award to Mr. Hansel). The basis for Mr. Hansel's bonus is described in more detail below.

Long-Term Incentives

        The Long-Term Incentive Plan which was approved by shareholders in 1992 allows the Committee to employ a variety of forms of incentives to accomplish its objectives. In 1995, the Committee made grants of stock options as well as eight awards of restricted stock. In addition, the Company's 1993-94 Performance Share Awards Plan was paid out in 1995, resulting in grants of an aggregate of 371,094 shares of restricted stock to 53 employees, including the CEO.

        Long-term incentive grants are designed to complete the competitive compensation package. Since cash compensation opportunity for the Company's executive and senior management is intentionally lower than market norms, long-term incentive grants larger than market averages enable the Company to provide competitive total remuneration if the Company's long-term performance is positive. Because the long-term incentives are stock-based, they will only provide significant additional compensation if the market price of the Company's stock increases over time (in the case of stock options and restricted stock awards) or the Company meets or exceeds certain specified performance objectives (in the case of Performance Share Awards).

        The Company made eight grants of restricted stock under the Long-Term Incentive Plan in 1995. Five of the awards covered 1,000 shares, and each of those recipients was a member of management who, in addition to his or her ordinary responsibilities, coordinated one or more of the mergers completed in 1995. The remaining awards ranged from 300 shares to 700 shares each and were awarded to other employees for their participation in special projects of some significance to the Company's progress or other special contributions to the success of the Company. The restricted stock awards provide the recipient with the right to vote the shares and to receive dividends, but the shares may not be sold or transferred while the individual remains employed by the Company or the Bank, except to exercise stock options.

        The Performance Share Awards that constituted the 1993-94 Performance Share Awards Plan were paid out in 1995 based upon earnings and other performance factors for the two years ending in 1994. The Plan provided for awards based on weighted performance in net income and credit quality. A total opportunity of 381,000 shares was available to 53 employees in the plan. The payout, based on performance, was 97.4%, or 371,094 shares.

        Employee Stock Ownership Plan. In April 1995, the Board of Directors, upon recommendation of the Committee, approved the formation and funding of an Employee Stock Ownership Plan (ESOP). The Company allocated $30 million to fund the ESOP, and the ESOP borrowed funds from the Bank to make purchases of the Company's stock for the ESOP. Payments on the loan are made with contributions from the Bank to the ESOP, and allocations of shares to individual accounts are made annually in the discretion of the Plan Administrator. As of December 31, 1995, the ESOP had purchased two million shares of the Company's Common Stock and had allocated 222,777 shares to employee accounts. Aggregate contributions to the ESOP during 1995 were $2,201,868. The terms of the ESOP provide that employees' interests in their ESOP accounts vest over a five-year period (beginning in April 1995), with gradually increased percentages vesting each year.

1995-97 Performance Share Awards Plan. The Committee also approved a Performance Share Awards Plan in 1995 that will provide incentives to executive and senior management to achieve certain predetermined goals over a three-year period that are critical to the Company's success. This plan is similar to the 93-94 Performance Share Awards Plan, with the following differences:

        - payout under the new plan will be based upon the Company's performance over a three-year, rather than a two-year, period;

        - the performance criteria have been modified slightly;

        - the class of eligible participants has expanded; and

        - the payout amount may be affected by shareholder value, as measured by the market price of the Company's Common
          Stock.

        The new Performance Share Awards Plan was approved in July 1995. These awards may be earned based upon the performance of the Company over the period beginning January 1, 1995 and ending December 31, 1997, but awards will only be granted if the Company achieves certain performance objectives during that period. Performance below an established minimum in any of the three major categories (earnings per share, capital adequacy and asset quality) will result in no shares being issued. Performance measures other than earnings per share will be based upon a comparison of the Company's performance with its peer group. In addition to the performance measures listed above, shareholder return will affect the payout of these awards, and payout will be increased, and may be decreased, to the extent that the Company's share price appreciation ranks above or below that of the midpoint of its peer group. Any shares which are awarded under this plan will be issued but will be restricted as to transferability during employment with the Company to prevent the transfer of the shares except for use as payment in the exercise of a stock option. In the event of a change of control during the performance period, the Plan will vest on a pro rata basis, and the end of the performance period for this purpose will be the calendar quarter immediately preceding the change of control. The target number of shares to be awarded under this plan is 862,500, which may be increased as much as 25%, or decreased, based on shareholder return.

                COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

General

        Mr. Hansel is compensated pursuant to the terms of an employment contract that was executed in 1992 and is renewed annually. The terms of the contract are consistent with the principles of the Company's overall compensation strategy and include:

- An annual salary of $500,000, which is slightly less than the midpoint of the 1995 salaries provided to the CEOs of the peer group described above. Mr. Hansel recommended that his salary be maintained at this level for 1996, and the Committee approved that recommendation.

- Each year, Mr. Hansel is eligible to receive an annual bonus of up to 90% of the midpoint of his salary range.

- In 1995 and thereafter, all grants of stock options to Mr. Hansel will be at the discretion of the Committee.

Evaluation of Performance

        In 1995, the Committee adopted a written policy relating to the evaluation of the CEO's performance for purposes of compensation and related matters. The evaluation is to be performed annually.

        The policy requires consideration of both quantitative (objective) and qualitative (subjective) criteria in the evaluation process. Quantitative factors are stated in terms of corporate performance goals, the achievement of which can be measured by financial performance results included in the Company's annual report. The performance goals for purposes of Mr. Hansel's evaluation include the earnings per share, asset quality and capital adequacy measures included in the 1995-97 Performance Share Awards Plan discussed above, as well as various other significant financial performance factors highlighted in the Company's annual profit plan for the year in question. Quantitative factors will be measured against peer group performance.

        The qualitative factors to be used to evaluate the CEO's performance include integrity, leadership and management of relationships with key groups, including industry regulators, institutional and other investors, customers, analysts and community leaders. The policy also recognizes other significant areas of qualitative performance for which the CEO is responsible, including financial and accounting controls and expense management.

        The policy does not assign any particular or relative weight to any of the specific factors or to the quantitative versus the qualitative factors.

1995 Performance and Awards

        Based upon the Company's performance in 1995 (as discussed above), and Mr. Hansel's individual performance, particularly in the qualitative areas described above, Mr. Hansel was awarded a bonus of $468,000 for 1995, which is 100% of the total bonus opportunity for which he was eligible in 1995.

               NON QUALIFIED ELECTIVE DEFERRAL PLAN

        In early 1996, the committee approved in concept a supplemental executive retirement plan to restore "lost" 401(k) and ESOP benefits for higher-compensated employees as a result of federal limits on qualified plans.

                     CHANGE IN PEER GROUP

        Prior to 1995 the Company had compared itself to a national peer group of approximately 34 banks and bank holding companies for purposes of compensation and for purposes of preparing the stock performance graph used in its Proxy Statement. At the same time, in its presentations to the Board of Directors, management compared its financial performance to a 20-bank regional peer group (which was reduced to 19 banks as the result of a merger) that included bank holding companies of similar size and in the same region in which Hibernia operates.

        Beginning in 1995, the Company will use the same peer group (the 19-bank regional peer group) for purposes of compensation, the stock performance graph and in measuring its performance in all of its major presentations of relative performance. The banks that form this peer group are listed elsewhere in this Proxy Statement. This change has the effect of lowering the salary midpoints for the CEO and other executive officers.

Submitted by the Executive Compensation Committee of the Company's Board of Directors.
January 22, 1996

James H. Stone, Chairman                         Elton R. King
J. Terrell Brown                                 William C. O'Malley
Robert L. Goodwin                                E. L. Williamson
Dick H. Hearin

Stock Performance Graph

        The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to a peer group of 19 other regional bank holding companies with assets of between $2.2 billion and $17.0 billion for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested. The bank holding companies included in the peer group are AmSouth Bancorporation; Compass Bancshares, Inc. (formerly Central Bancshares of the South); Commerce Bancshares, Inc.; Cullen/Frost Bankers, Inc.; Deposit Guaranty Corporation; First American Corporation (Tennessee); First Commerce Corporation; First Commercial Corporation (Little Rock, Arkansas); First Tennessee National Corporation; Hancock Holding Company; Magna Group, Inc.; Mercantile Bancorporation, Inc. (St. Louis, Missouri); Premier Bancorp; Regions Financial Corporation; SouthTrust Corporation; Synovus Financial Corporation; Trustmark Corporation; Union Planters Corporation; and Whitney Holding Corporation.

        This peer group is a different peer group than was used for the stock performance graph that appeared in the Company's 1994 proxy statement. That peer group included 32 bank holding companies, many of which did not have significant operations in the region in which the Company operates or were otherwise not truly peer companies against which the Company measures its performance. Although the original peer group had been used for peer analysis of compensation in 1994 and previous years, the peer group that is used here has been historically used by the Company to measure its financial performance. In order to utilize the same standards for all purposes, the Company began using the same peer group for both purposes in 1995 and intends to continue to do so in the future.

                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN
                     OF HIBERNIA, PEER GROUP AND S&P 500

[Add 5-year Performance Graph]




Company/Index    1991     1992      1993     1994       1995

Hibernia         43.77    93.52     123.84   126.88     180.08

S&P 500 Index   122.63   132.91     161.32   166.90     234.93

Peer Group      181.58   263.30     295.27   295.48     449.70

        The graph below shows the performance of the Company as compared to the peer group and the S&P 500 for the period beginning April 1, 1992 and ending December 31, 1995. Management of the Company believes that this comparison is more reflective of the Company's performance than the five-year comparison shown above due to the extraordinary events that affected the Company during 1991, as well as the change in management and corporate strategy that occurred in early 1992.

               COMPARISON OF 4-YEAR CUMULATIVE TOTAL RETURN
                   OF HIBERNIA, PEER GROUP AND S&P 500

[add 4-year performance graph]


Company/Index   3/31/92  12/31/92  12/31/93  12/31/94  12/31/95

Hibernia        $100     130.56    172.88    176.87    252.65
S&P 500 Index   $100     110.39    121.47    123.07    169.27
Peer Group      $100     125.20    136.80    136.85    209.94


Transactions with Related Parties

        The Bank leases certain properties in which Sidney W. Lassen, a Director of the Company, holds an interest. During 1995 the Bank paid a total of $217,728 in rental payments on these properties.
Mr. Lassen holds a 25% interest in leased property located at 2201 Veterans Memorial Boulevard, Metairie, Louisiana and a 100% interest in leased property located at 6305 Airline Highway, Kenner, Louisiana. In the opinion of management of the Bank, the terms and conditions of those leases are usual, customary and no less favorable to the Bank than would be available from unaffiliated parties.



Indebtedness of Related Parties

        Directors and executive officers of the Company, members of their immediate families and companies with which they or members of their immediate families are associated were customers of, and had other transactions with, the Bank in the ordinary course of business during 1995. All loans and commitments included in those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or present other unfavorable features.


Vote Required and Recommendation

        A plurality of the votes cast at the Annual Meeting is required for the election of Directors so that the five individuals receiving the most votes will be elected as directors.

        The Board of Directors recommends a vote "FOR" election of the nominees listed above.

           RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        Shareholders of the Company are being asked to ratify the Company's appointment of Ernst & Young LLP as its independent auditors for 1996, as described below.

        The firm of Ernst & Young LLP, certified public accountants, was the Company's independent auditors for the year 1995. The
Board of Directors has, subject to ratification by shareholders, appointed Ernst & Young LLP as independent auditors for the Company for the year 1996. Although the appointment of independent auditors is not required to be approved by shareholders, the Board of Directors believes it appropriate to submit this selection for ratification by shareholders. The Board of Directors, however, reserves the right to change independent auditors at any time notwithstanding shareholder approval. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required and Recommendation

        An affirmative vote by the holders of a majority of the shares of Common Stock voted at the Annual Meeting is required for the ratification of the appointment of independent auditors.

The Board of Directors recommends a vote "FOR" ratification of the appointment of Ernst & Young LLP as independent auditors.


                     SOLICITATION OF PROXIES

        The enclosed proxy is being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the form enclosed will be borne by the Company. Directors, officers and employees of the Company may, but without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal interview. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies. The fee of Kissel-Blake is estimated not to exceed $8,500 plus reasonable out-of-pocket costs and expenses. It is anticipated that banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward proxy materials to beneficial owners and to obtain authorization for the execution of proxies, and the Company may, upon request, reimburse them for their related expenses.

                         SHAREHOLDER PROPOSALS

        Shareholders may submit proposals to be considered at the 1997 Annual Meeting of Shareholders if they do so in accordance with applicable regulations of the Securities and Exchange Commission. Any shareholder proposals must be submitted to the Secretary of the Company no later than October 5, 1996 in order to be considered for inclusion in the Company's 1997 proxy materials.

                            OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those described above. However, if other matters are properly brought before the meeting or any adjournment thereof, the persons named in the enclosed proxy will vote the shares represented by them in accordance with their best judgment pursuant to discretionary authority granted in the proxy.


                            ANNUAL REPORT

        The Annual Report to Shareholders containing financial statements for the Company's 1995 fiscal year has been mailed to shareholders prior to or with this Proxy Statement. However, the

Annual Report does not form any part of the material for the solicitation of proxies.

        Upon written request by a shareholder, the Company will provide a copy of the Company's Form 10-K Annual Report for 1995, including the Annual Report of Shareholders, as filed with the Securities and Exchange Commission. Requests for copies should be addressed to Secretary, Hibernia Corporation, P. O. Box 61540, New Orleans, Louisiana 70161.

                                 By Order of the Board of Directors


                                 Patricia C. Meringer
                                 Secretary

New Orleans, Louisiana
March 14, 1996

                            EXHIBIT A

              DESCRIPTION OF STOCK PERFORMANCE GRAPH

The accompanying proxy statement includes a five-year stock performance graph that depicts the performance of Hibernia Corporation's common stock over a five-year period commencing in 1991 and ending in 1995 and compares that performance to the performance of the Standard & Poor's 500 Composite Index and a peer group of bank holding companies over the same period. The identities of the peer group of bank holding companies are included in the accompanying proxy statement. The graph shows the years from 1991 through 1995 on the vertical axis and the cumulative returns for each of Hibernia Corporation, the S&P 500 Composite Index and the peer group companies on the horizontal axis.

        The following table shows the returns for each year shown on the horizontal axis of the graph for each of Hibernia, the S&P
500 Index and the peer group:

Company/Index     1991     1992     1993     1994     1995

Hibernia         43.77     93.52    123.84   126.88   180.08

S&P 500 Index   122.63    132.91    161.32   166.90   234.93

Peer Group      181.58    263.30    295.27   295.48   449.70


        The proxy also includes a second stock performance graph, showing the same comparisons for the period beginning April 1, 1992 and for the years 1993, 1994 and 1995. The table below includes the returns for each year shown on the horizontal axis for Hibernia, the S&P 500 Index and the peer group.


Company/Index   3/31/92  12/31/92  12/31/93  12/31/94  12/31/95

Hibernia        $100     130.56    172.88    176.87    252.65
S&P 500 Index   $100     110.39    121.47    123.07    169.27
Peer Group      $100     125.20    136.80    136.85    209.94